Exhibit 99.1

LaBranche & Co Inc.
Jeffrey A. McCutcheon
Senior Vice President & Chief Financial Officer
(212) 425-1144

FOR IMMEDIATE RELEASE

LABRANCHE & CO INC. ANNOUNCES DEPARTURE OF BOARD MEMBER

NEW YORK, New York, October 20, 2008 – LaBranche & Co Inc. (NYSE:LAB) (the “Company”) today announced that Robert E. Torray has left the Company’s board of directors, effective October 16, 2008. Mr. Torray served as a Class III Director of the board, as Chair of the Compensation Committee and as a member of the Audit Committee and Nominating & Corporate Governance Committee of the Company. The Company’s board of directors appointed Stuart M. Robbins to replace Mr. Torray as the Chair of the Compensation Committee.

Michael LaBranche, Chief Executive Officer and President of the Company stated “I would like to thank Mr. Torray for his dedicated service to our company. Bob has been a great asset to us, and we will miss his guidance and professional judgment.”

The Company is the parent of LaBranche & Co. LLC, one of the largest specialists in exchange-listed securities. The Company is also the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are specialists and market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally. Another subsidiary of the Company, LaBranche Financial Services, LLC, provides mainly securities execution and brokerage services to institutional investors.

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